Exhibit 10.11

RETENTION AGREEMENT

This Agreement is entered into effective July 6, 1999, by and between JDS Uniphase Inc. (the "Company") and Jozef Strauss ("Employee").

I. For the purposes of this Agreement, the following definitions apply:

(a) "Cause" means:

      willful malfeasance by Employee, which has a material adverse effect on the Company;
      substantial and continuing willful refusal by Employee to perform duties ordinarily performed by an employee in the same position and having similar duties as Employee;
      conviction of Employee for an indictable offense which has a material adverse effect on the Company's goodwill if Employee is retained as an employee of the Company;
      willful failure by Employee to comply with material policies and procedures of the Company.

(b) "Change of Control" means the occurrence of one or more of the following with respect to the Company or with respect to JDS Uniphase Corporation:
      the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the shareholders, open market purchases or any other transaction or series of transactions, of shares of the Company or of Common Stock, as the case may be, possessing sufficient voting power in the aggregate to elect an absolute majority of the members of the Board of Directors of the Company or of JDS Uniphase Corporation, as the case may be;
      a merger or consolidation in which the Company or JDS Uniphase Corporation, as the case may be, is not the surviving entity, except for a transaction in which securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are held by persons who held shares of the Company or Common Stock as the case may be, immediately prior to such merger or consolidation and the members of the Board of Directors of the Company or of JDS Uniphase Corporation, as the case may be, immediately before such merger or consolidation constitute a majority of the Board of Directors of the Company or of JDS Uniphase Corporation, as the case may be, immediately after such merger or consolidation;
      any reverse merger in which the Company or JDS Uniphase Corporation, as the case may be, is the surviving entity but in which either securities representing more than fifty (50%) of the total combined voting power of the outstanding securities of the Company or of JDS Uniphase Corporation, as the case may be, are transferred or issued to holders different from those who held such securities immediately prior to such merger or those members of the Board of Directors of the Company or of JDS Uniphase Corporation, as the case may be, immediately before such merger do not constitute a majority of the Board of Directors immediately after such merger; or the sale, transfer or other disposition of all or substantially all of the assets of the Company or of JDS Uniphase Corporation, as the case may be;

but any such event in respect of the Company that does not result in any change in the beneficial ownership of the Company by JDS Uniphase Corporation is deemed not to be a Change of Control.

(c) "Common Stock" means the aggregate of:

      the issued and outstanding $.001 par value, Common Stock of JDS Uniphase Corporation; and, the issued and outstanding exchangeable shares in the capital of 3506967 Canada Inc. (the name of which has been or will be changed to JDS Uniphase Canada Ltd.), an indirect subsidiary of JDS Uniphase Corporation;

(d) "Good Reason" means:

      a material reduction in Employee's salary without Employee's prior written consent;
      a material adverse change in Employee's position, duties or responsibilities without Employee's prior written consent;
      an actual change in Employee's principal work location by more than 50 kilometers without Employee's prior written consent;
      failure by the Company to obtain from any successor company the assumption of the Company's obligations under this Agreement; or
      resignation by the Executive for any reason within six months of a Change of Control;

(e) "Disabled" means a mental or physical disability, illness or injury, evidenced by medical reports from a duly qualified medical practitioner, which renders the Employee unable to perform the essential duties of his or her position, and "Disability" has a corresponding meaning.

(f) "Effective Date" means:

      in the event the Company terminates the employment of Employee, the date designated by the Company as the last day of Employee's employment;
      in the event the Employee resigns his or her employment with the Company, the date designated by the Company as the effective date of resignation;
      in the event the Employee dies, the date of death;
      in the event the Employee becomes Disabled, the date designated by the Company as the last day of Employee's employment.

2. This Agreement expires five years from the date hereof (the "Expiry Date").

3. If at any time up to and including the Expiry Date:

  the employment of the Employee is terminated without Cause;
  Employee dies;
  the employment of the Employee ceases due to Disability; or
  Employee resigns his or her employment with the Company for Good Reason, then in addition to Employee's entitlement to salary, benefits and unused paid vacation, all as accrued to the Effective Date, on providing to the Company a full and final release in form and substance acceptable to the Company, acting reasonably,
      Employee shall receive and accept payment of a sum equivalent to three year's salary (calculated based on the salary rate in effect at the Effective Date), plus three year's bonus (calculated based on the average of the bonus awarded to Employee in each of the previous three years of employment with the Company) less any amounts to which Employee is otherwise entitled under any statutory and/or Company long or short term disability plan, in full and final satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the cessation of employment (which sum shall be subject to applicable statutory deductions); and
      Employee's right, title and entitlement to any unvested options or any other securities or similar incentives which have been granted or issued to employee in existence as of the Effective Date, shall vest immediately with Employee, free from any restrictions, provided that all such securities shall continue to be exercisable (if applicable) for 90 days from the Effective Date or until the time that such securities would have otherwise expired (if applicable) whichever is earlier.
  Employee and the Company acknowledge and agree that this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada. If either party takes any legal proceedings of any nature in respect of this Agreement, such proceedings must be commenced in the Regional Municipality of Ottawa-Carleton, in the Province of Ontario, Canada, and are to be governed by the applicable statutory or civil procedural rules of Ontario. Employee and the Company agree that they hereby attorn to the jurisdiction of the Ontario Courts.
  This Agreement constitutes the entire Agreement between the parties as to Employee's rights and entitlements upon the cessation of the employment relationship between them, where such cessation occurs on or before the Expiry Date. Employee and the Company each agree and acknowledge that no promises or representations have been made to or by the other, and that there are no terms or understandings relating to this Agreement, other than those expressly set out in this written documents. The foregoing does not limit any obhgation the Employee would otherwise have under any proprietary, invention or similar agreement or under any incentive plan in which the Employee is a participant.
  Employee and the Company each specifically agree and acknowledge that they each waive recourse to any remedies in tort, and further agree and acknowledge their intent that all rights and habilities pertaining to the cessation of the employment relationship between them, where such cessation occurs on or before the Expiry Date, be as set out in this Agreement (or in any subsequent modification of this Agreement, provided that the modification is in writing and signed by both parties).
  Employee and the Company acknowledge that they have received, or have been provided with sufficient opportunity to receive, independent legal advice prior to executing this Agreement.

JDS Uniphase Inc.

By:	/s/ Michael C. Phillips

Name:	Michael C. Phillips
Title:	Vice President

/s/ Konstantin Kotzeff Witness	/s/ Jozef Straus Jozef Straus

AGREEMENT REGARDING CHANGE OF CONTROL

This Agreement is entered into effective July 6, 1999 by and between JDS Uniphase Inc., (the "Company"), and Jozef Strauss ("Executive").

RECITALS

Executive is employed by the Company and is a valued officer of the Company. As an inducement to Executive to remain in the employ of the Company, the Company wishes to provide for certain rights in favour of Executive to exercise options to purchase shares of Common Stock (as defined below) held by Executive upon a Change of Control (as defined below) of the Company upon the terms herein provided.

NOW THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

AGREEMENT

Section

1. Definitions

For purposes of this Agreement, the following definitions shall apply:

"Change of Control" means the occurrence of one or more of the following with respect to the Company or with respect to JDS Uniphase Corporation:

      the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the shareholders, open market purchases or any other transaction or series of transactions, of shares of the Company or of Common Stock, as the case may be, possessing sufficient voting power in the aggregate to elect an absolute majority of the members of the Board of Directors of the Company or of JDS Uniphase Corporation, as the case maybe;
      a merger or consolidation in which the Company or JDS Uniphase Corporation, as the case may be, is not the surviving entity, except for a transaction in which securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are held by persons who held shares of the Company or Common Stock, as the case may be, immediately prior to such merger or consolidation and the members of the Board of Directors of the Company or of JDS Uniphase Corporation, as the case may be, immediately before such merger or consolidation constitute a majority of the Board of Directors of the Company or of JDS Uniphase Corporation, as the case may be, immediately after such merger or consolidation;
      any reverse merger in which the Company or JDS Uniphase Corporation, as the case may be, is the surviving entity but in which either securities representing more than fifty (50%) of the total combined voting power of the outstanding securities of the Company or of JDS Uniphase Corporation, as the case may be, are transferred or issued to holders different from those who held such securities immediately prior to such merger or those members of the Board of Directors of the Company or of JDS Uniphase Corporation, as the case may be, immediately before such merger do not constitute a majority of the Board of Directors immediately after such merger; or
      the sale, transfer or other disposition of all or substantially all of the assets of the Company or of JDS Uniphase Corporation, as the case may be;

but any such event in respect of the Company that does not result in any change in the beneficial ownership of the Company by JDS Uniphase Corporation is deemed not to be a Change of Control.

"Closing Date" means the date of the first closing of the transaction constituting a Change of Control.

"Common Stock" means the aggregate of:

(a) the issued and outstanding $.001 par value, common stock of JDS Uniphase Corporation; and,

(b) the issued and outstanding exchangeable shares in the capital of 3506967 Canada Inc. (the name of which has been or will be changed to JDS Uniphase Canada Ltd.), an indirect subsidiary of JDS Uniphase Corporation;

"Executive's Stock Options" shall mean any options to purchase Common Stock held by Executive that have been issued to Executive by the Company or by JDS Uniphase Corporation prior to a Closing Date.

Section 2. Acceleration of Options on a Change in Control

The Company agrees that the right of Executive to exercise the Executive's Stock Options shall be accelerated as of the Closing Date of a Change of Control so that Executive's Stock Options shall become fully exercisable as of the Closing Date as to all shares of the Common Stock subject thereto and, subject to the terms of this Section 2, remain exercisable thereafter in accordance with their terms. The foregoing acceleration of the right of Executive to exercise Executive's Stock Options shall apply notwithstanding any contrary terms in any stock option plan pursuant to which such Options are granted or any stock option agreement executed by the Company or by JDS Uniphase Corporation with respect to Executive's Stock Options, including, without limitation, any stock option plan terms that are adopted or any stock option agreement executed after the date hereof. Such acceleration of the exercisability of the Executive's Stock Options shall apply and occur without further action on the part of the Company, its Board of Directors, stockholders. Executive or any other party. As a condition to an acceleration of the Executive's Stock Options as provided in this Section 2, Executive agrees that Executive's Stock Options shall terminate as of the Closing Date to the extent unexercised as of such Closing Date if the terms and conditions of such Change of Control require that all employee stock options terminate as of such Closing Date. In no event shall this Section 2 be interpreted to cause the Executive's Stock Options to be exercisable for a greater number of shares of Common Stock than were subject to the Executive's Stock Options immediately prior to the Closing Date.

Section 3. No Employment Agreement

Except as previously herein provided. Executive and the Company each acknowledge and agree that this Agreement does not provide for the terms and conditions of Executive's employment with the Company and does not require or obligate Executive to provide services to the Company or the Company to continue to employ Executive.

Section 4. Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

JDS Uniphase Inc.
570 West Hunt Club Road
Nepean Ontario K2G 5W8

Or to the Executive at:
691 Hillcrest Avenue
Ottawa, ON
K2A 2N2

Notice of change of address shall be effective only when done in accordance with this Section.

Section 5. Successors

This Agreement shall be binding upon and shall inure to the benefit of the parties >hereto and their respective heirs, executors, administrators, successors and assigns.

Section 6. Ontario Law

The laws of the Province of Ontario shall govern the interpretation, performance and enforcement of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

JDS Uniphase Inc.

By:	/s/ Michael C. Phillips

Name:	Michael C. Phillips
Title:	Vice President

/s/ Konstantin Kotzeff Witness	/s/ Jozef Strauss Jozef Strauss